Exhibit 10.2

May 20, 2020

Eric Roberts

[***]

Dear Mr. Roberts:

We are pleased that the stockholders of CalciMedica, Inc. (the “Company”) have designated you as a member of the Company’s Board of Directors (the “Board”) to serve until your successor is duly appointed or your earlier resignation or removal. You shall also serve as the Vice Chairman of the Board and the Chairman of the Strategic Transactions and Finance Committee of the Board. In addition, the Company is pleased to offer you employment to serve as the Company’s Chief Business Officer. The compensation for your services as a member of the Board and an executive officer is as set forth below. You shall be reimbursed for all reasonable expenses incurred by you in connection with such services in accordance with the Company’s established policies.

As compensation for your services, you have previously been granted a non-qualified stock option to purchase 793,470 shares of the Company’s common stock (the “Existing Option”). It will be recommended at the first meeting of the Board following the date of this offer letter, subject to receipt of a valuation of Company’s Common Stock sufficient to satisfy the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, that Company grant you (i) an option to purchase 1,251,440 shares of the Company’s Common Stock on the date of grant as determined by the Board (the “First Option”), and (ii) an option to purchase 408,982 shares of the Company’s Common Stock, at the same exercise price (the “Second Option” and together with the “Existing Option” and the “First Option,” collectively, the “Options”). The Existing Option and the First Option each shall be subject to the following vesting schedule: twenty five percent (25%) of the shares subject to each Option shall vest on the initial closing of the Qualified Financing. Thereafter, the remaining shares subject to each Option shall vest in equal monthly amounts over the subsequent thirty-six (36) months. In the event that your continuous status as an Officer or Service Provider (as defined in the Plan) is terminated by the Company without Cause or for Good Reason (each as defined below), subject to your execution and delivery of an effective Release (as defined below), twenty five percent (25%) of the shares subject to each of the Options shall immediately vest and become exercisable; provided, however, that if such termination occurs within the 180- day period prior to a Change in Control (as defined in the Plan) or the Company’s first firm commitment underwritten public offering of its Common Stock registered under the Securities Act (the “Initial Public Offering”), all of the shares subject to the Second Option shall immediately vest and become exercisable. Upon the closing of a Change in Control (as defined in the Plan), 100% of the shares subject to the Options shall immediately vest and become exercisable. Upon the earlier closing of an Initial Public Offering (as defined herein), 100% of the shares subject to the Second Option shall immediately vest and become exercisable. The Options shall be subject to the terms and conditions of the Plan and corresponding stock option agreements thereunder, including vesting requirements, provided that you will be permitted to transfer your Options to a trust or similar entity for tax or estate planning purposes. No right to any stock is earned or accrued until such time that vesting occurs, nor does the grant confer any right to continue vesting, your Board position or your employment with the Company. Notwithstanding anything to the contrary in any previous option agreements between you and the Company, upon a Change in Control (as defined in the Plan), 100% of the shares subject to any options outstanding at the time of the Change in Control shall immediately vest and become exercisable. As used herein:

CalciMedica, Inc., 505 Coast Blvd. South, Suite 202, La Jolla, CA 92037

Tel: (858) 952-5500, www.calcimedica.com

(a) “Cause” shall mean (i) your willful and material failure to perform your material duties and obligations (other than any such failure resulting from incapacity due to physical or mental illness), and, if the failure is one that can be corrected, you have been given notice specifying the failure and the actions reasonably required to correct the failure and thirty (30) days to correct it; (ii) your willful failure to comply with one or more valid and legal directives of the Board, which failure is not corrected within thirty (30) days after the Company has given you written notice specifying the failure in reasonable detail, and you have had an opportunity to address the Company with counsel present; (iii) any act of personal dishonesty, fraud, embezzlement, or misrepresentation, committed by Executive that financially benefits Executive at the material expense of the Company; (iv) your conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent); (vi) your material violation of a material written policy of the Company or the rules of any governmental or regulatory body applicable to the Company and, if the breach is one that can be corrected, you have been given notice specifying the breach and thirty (30) days to correct it; or (vii) your material breach of any material obligation under this offer letter or any other written agreement between you and the Company, and, if the breach is one that can be corrected, you have been given notice specifying the breach and the actions reasonably required to correct the breach and thirty (30) days to correct it. For purposes of this provision, no act or failure to act on your part shall be considered “willful” unless it is done, or omitted to be done, by you in bad faith or without reasonable belief that your action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interests of the Company.

(b) “Good Reason” shall mean the occurrence of any of the following, in each case during your employment without your written consent: (i) a material reduction in your base salary or benefits (unless pursuant to a salary reduction program applicable generally to the Company’s executives); (ii) a relocation of your principal place of employment by more than thirty (30) miles from your then-current principal place of employment immediately prior to such relocation; (iii) any material breach by the Company of any material provision of this offer letter or any material provision of any other agreement between you and the Company; (iv) prior to a Change in Control (as defined in the Plan), a material, adverse change in your position, authority, duties, responsibilities, or reporting structure (other than temporarily while you are physically or mentally incapacitated or as required by applicable law); or (v) following a Change in Control (as defined in the Plan), a material, adverse change in your duties or responsibilities, provided that changes solely resulting in your position, authority or reporting structure after a Change in Control (as defined in the Plan) being in a division or line of business of an acquiror that succeeds to the Company’s business will not by itself give rise to Good Reason. You cannot terminate your employment for Good Reason unless you have provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within thirty (30) days of the initial existence of such grounds and the Company has had at least thirty (30) days from the date on which such notice is provided to cure such circumstances (the “Cure Period”). If you do not terminate employment for Good Reason within thirty (30) days after the end of the Cure Period, then you will be deemed to have waived your right to terminate for Good Reason with respect to such grounds. If the Company cures the Good Reason condition during the Cure Period, Good Reason is deemed not to have occurred.

(c) “Qualified Financing” shall mean the Company’s issuance of securities pursuant to the Series C Preferred Stock and Warrant Purchase Agreement on or about the date hereof, in one or more transactions.

CalciMedica, Inc., 505 Coast Blvd. South, Suite 202, La Jolla, CA 92037

Tel: (858) 952-5500, www.calcimedica.com

Upon the occurrence of a Qualified Financing the Company shall pay to you an annual base salary of $300,000 (less applicable withholdings) for your services, which will be paid in accordance with the Company’s normal payroll procedures, during the period of your service to the Company, prorated for any partial year of service. In addition, upon the initial closing of the Qualified Financing, the Company will pay you $75,000 for all past services, less applicable withholdings.

You will be eligible to be considered for an incentive bonus for the then fiscal year of the Company. Your target bonus will be equal to 50% of your base salary. You will be provided benefits, including health insurance, as reasonably acceptable to you.

In the event your employment is terminated without Cause or for Good Reason, you shall be entitled to receive, subject to your execution of a release of claims in favor of the Company, its affiliates and their respective officers and directors in a form provided by the Company (the “Release”), you shall be entitled to receive the following:

(a) payments aggregating to one (1) times the sum of your base salary for the year in which the termination occurs plus the value of any accrued but unused vacation as of the termination, which shall be paid ratably in accordance with the Company’s customary payroll procedures over twelve months following the execution of the Release;

(b) If you timely and properly elect health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall reimburse you for the monthly COBRA premium paid by you for you and your dependents. Such reimbursement shall be paid to you in accordance with the Company’s customary reimbursement procedures following the date that you timely remit the premium payment. You shall be eligible to receive such reimbursement until the earliest of: (i) the twelve (12)-month anniversary of your termination; (ii) the date you are no longer eligible to receive COBRA continuation coverage; and (iii) the date on which you become eligible to receive substantially similar coverage from another employer or other source. Notwithstanding the foregoing, if the Company’s making payments under this paragraph would violate any applicable laws, or result in the imposition of penalties under such applicable laws or related regulations, the parties agree to reform this paragraph in a manner as is necessary to comply with such laws and regulations; and

(c) Notwithstanding the terms of the Plan or any applicable award agreements, and subject to the provisions above, the vesting of any outstanding but unvested stock options and other equity awards, other than the Second Option, granted to you during your employment, whether granted before or after the date of this offer letter, shall accelerate such that 12 months vesting of the shares subject to all such equity awards shall vest and become exercisable, effective as of your termination. The shares subject to the Second Option shall vest as provided above. Furthermore, notwithstanding anything to the contrary in any previous option agreements between you and the Company, upon the termination of your services to the Company, you will have at least twelve months following your termination date to exercise your options and other equity awards.

(d) The Company hereby agrees and acknowledges that you are also employed by Valence Life Sciences, LLC, a professional investment fund and its affiliates (the “Fund”), and as such serve on the board of directors of certain of the Fund’s portfolio companies, some of which may be deemed competitive with the Company’s business (as currently conducted or as currently proposed to be conducted) (“Valence Employment and Related Activities”). The Company hereby agrees that, to the extent permitted under applicable law, neither the Fund or you shall be liable to the Company for any claim arising out of, or based upon, (a) any actions arising out of your employment with the

CalciMedica, Inc., 505 Coast Blvd. South, Suite 202, La Jolla, CA 92037

Tel: (858) 952-5500, www.calcimedica.com

Fund, (b) your service on the board of directors of any of the Fund’s portfolio companies, (C) the investment by the Fund in any entity competitive with the Company, or (d) actions taken by any partner, officer or other representative of the Fund to assist any such competitive company, whether or not such action was taken as a member of the board of directors of such competitive company or otherwise, and whether or not such action has a detrimental effect on the Company. The Company agrees that your Valence Employment and Related Activities shall not be considered a violation of any of the current or future Conflict of Interest Guidelines of the Company.

Nothing in this offer letter should be construed to interfere with or otherwise restrict in any way the rights of the Company and the Company s stockholders to remove any individual from the Board at any time in accordance with the provisions of applicable law. Your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of your resignation, you give the Company at least two weeks’ notice.

As with all our directors and executive officers, you and the Company will enter into, and you will be afforded indemnity protections pursuant to the Company s standard Indemnification Agreement, which we have enclosed with this offer letter.

As a condition of your employment, you are also required, if you have not already done so, to sign and comply with an At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement with requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of Company proprietary information. In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that (i) any and all disputes between you and the Company shall fully and finally by binding arbitration, (ii) you are waiving any and all rights to a jury trial but all court remedies will be available in arbitration, (iii) all disputes shall be resolved by a neutral arbitrator who shall issue a written opinion, (iv) the arbitration shall provide for adequate discovery, and (v) the Company shall pay all the arbitration fees, except an amount equal to the filing fees you would have paid had you filed a complaint in a court of law.

To indicate your acceptance of the Company s offer, please sign and date this offer letter in the space provided below and return it to me. This letter, along with the At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement, set forth the terms of your service with the Company and supersede any prior representations or agreements, whether written or oral. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by the Company and you.

CalciMedica, Inc., 505 Coast Blvd. South, Suite 202, La Jolla, CA 92037

Tel: (858) 952-5500, www.calcimedica.com

We look forward to working with you at CalciMedica, Inc.

Best personal regards,

CalciMedica, Inc.

/s/ Michael Dunn
Michael Dunn
President

ACCEPTED AND AGREED TO this

20th day of May 2020

/s/ Eric Roberts
Eric Roberts

Enclosure:	Duplicate Original Offer Letter
At-Will Employment, confidential Information, Invention Assignment and Arbitration Agreement
Indemnification Agreement

CalciMedica, Inc., 505 Coast Blvd. South, Suite 202, La Jolla, CA 92037

Tel: (858) 952-5500, www.calcimedica.com